EXHIBIT 21.1
SUBSIDIARIES OF GEVITY HR, INC. as of DECEMBER 31, 2005

State or Jurisdiction of
Subsidiary		Incorporation or Organization

1.	Gevity HR, L.P.*	Delaware
2.	Gevity HR II, L.P.*	Delaware
3.	Gevity HR III, L.P.	Delaware
4.	Gevity HR IV, L.P.*	Delaware
5.	Gevity HR V, L.P.*	Delaware
6.	Gevity HR VI, L.P.*	Delaware
7.	Gevity HR VII, L.P.*	Delaware
8.	Gevity HR VIII, L.P.*	Delaware
9.	Gevity HR IX, L.P.*	Delaware
10.	Gevity HR X, L.P.*	Delaware
11.	Gevity HR XI, LLC*	New Mexico
12.	Gevity HR XII Corp.*	Florida
13.	Gevity XIV, LLC*	Delaware
14.	Staff Leasing, LLC*	Delaware
15.	Concorda Insurance Company Limited	Bermuda
16.	Gevity Insurance Agency, Inc.	Delaware

*	Also does business under the name “Gevity”.